Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Glorious Pioneer Investments Ltd.
(A Development Stage Company)

We hereby consent to the use in the Registration Statement on Form 20-F (the “Registration Statement”) of our report dated June 25, 2010, relating to the balance sheet of Glorious Pioneer Investments Ltd., a development stage Company (the “Company”) as of March 31, 2010, and the related statements of operations, stockholders’ equity, and cash flows for the period from January 5, 2010 (Inception) through March 31, 2010, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
June 25, 2010